EXHIBIT 10.51
AGREEMENT
This is a complete and final Agreement between RUTH FATTORI (for yourself, your spouse and anyone acting for you) (“you”), and Motorola, Inc. (for itself, its subsidiaries and affiliates and anyone acting for it) (“Motorola”) that resolves all matters between you and Motorola. This Agreement has been individually negotiated and has not been reached as part of a group incentive or other separation program. In consideration for the payments and benefits provided under this Agreement, you and Motorola agree to the following terms of your separation from Motorola:
     1. SEPARATION. All your duties and responsibilities as an employee, officer and/or director of Motorola and its subsidiaries and affiliates shall end effective January 11, 2008 (the “Transition Date”). Your employment by Motorola shall continue through November 14, 2008 (“Separation Date”). At Motorola’s request, you shall execute any and all documents reasonably necessary to confirm the cessation of your service as a director and/or officer of Motorola and its subsidiaries and/or affiliates.
     2. TRANSITION ALLOWANCE AND SEPARATION ALLOWANCE. Motorola will pay you at your regular base salary rate at regular payroll intervals, less applicable state and federal payroll deductions, between your Transition Date and Separation Date. The total gross amount of these payments is Four Hundred Fourteen Thousand Six Hundred Twelve Dollars and No Cents ($414,612.00) (“Transition Allowance”). Motorola also will pay you a lump sum Separation Allowance in the amount of One Hundred Ninety-Seven Thousand Eight Hundred Eighty-Eight Dollars and No Cents ($197,888.00), less applicable state and federal payroll tax deductions, within thirty (30) days after you have signed, returned and not revoked a supplemental release attached as Attachment A. Signature of Attachment A is a condition to your receiving the Separation Allowance and other consideration under this Agreement. The Transition and Separation Allowances include and exceed any paid time off, bonuses, or any other amounts that are unpaid as of your Separation Date. You will not be eligible for an MIP bonus for the 2008 performance year or for any LRIP bonus for the 2006-2008 or 2007-2009 performance periods, pursuant to the terms of the 2006 Long Range Incentive Plan. You will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from Motorola.
     3. HEIRS/BENEFICIARIES. In the event of your death after the effective date of this Agreement, the Ruth A. Fattori Revocable Trust dated May 10, 2006 shall be paid any unpaid salary and any unpaid Transition and Separation Allowances described in this Agreement. Payments or benefits, if any, following your death under any of the Motorola benefit or compensation plans shall be according to the terms of those plans and any elections and/or beneficiary designations previously made by you thereunder.
     4. BENEFIT AND COMPENSATION PLANS.
(a) The effect of your separation and this Agreement upon your participation in, or coverage under, any of Motorola’s benefit or compensation plans, including but not limited to the Motorola Elected Officers Supplemental Retirement Plan, the Motorola Elected Officers Life Insurance Plan, the Motorola Long Range Incentive Plan for any given performance cycle, the Motorola Incentive Plan, the Motorola Management Deferred Compensation Plan, the Motorola Financial Planning Program, the Motorola Omnibus Incentive Plan of 2006, any other applicable stock option plan and any restricted stock, stock unit or SAR agreements shall be governed by the terms of those plans and agreements. Motorola is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.
(b) Following your Separation Date, except in the event you violate one or more of the restrictive covenants outlined in paragraph 8 below, each of your outstanding stock option grants will be accorded the most favorable treatment for which each grant qualifies per the terms of the applicable stock option plans or award documents.
(c) Benefits coverage in effect on your Separation Date under the Motorola Employee Medical Benefits Plan (“Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through the end of April, 2009, provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. After the total period of medical benefit continuation provided in this Agreement, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under Section 4980B of the Internal Revenue Code (“COBRA”), as described in Treasury Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Separation Date. If you are eligible for coverage under the Motorola Post-Employment Health Benefits Plan or any restated or successor plan (the “Retiree Plan”), you may apply for such coverage, provided that you make an election for such coverage, in accordance with the terms and conditions for such coverage under the Retiree Plan. You may wait until the end of the period of continued Medical Plan coverage provided for in this Agreement before electing to begin coverage under the Retiree Plan. Note that if you commence coverage under the Retiree Plan before you have exhausted the continued Medical Plan coverage provided for in this Agreement, the continued Medical Plan coverage will end.
     5. TRANSFER OF EQUIPMENT/OUTPLACEMENT. Effective on or within fourteen days after your Transition Date, Motorola will transfer to you ownership of your cellular phone. On that date you will assume responsibility for all insurance, maintenance, service and other fees related to this item, and Motorola will have no responsibility for it thereafter. The parties agree that any fair market value of such item will be calculated as of the Transition Date and that you are responsible for the payment of income tax due as a result of this transfer. Motorola also will provide senior executive outplacement and career continuation services by a firm to be selected by Motorola for a period of up to one (1) year if you elect to participate in such services.
     6. NO DISPARAGEMENT. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Motorola or its good will, products or business opportunities, or in any manner detrimental to Motorola, though you may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.
     7. COOPERATION/INDEMNIFICATION. From your Transition Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Motorola in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Motorola. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Motorola will indemnify you for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of your employment with Motorola, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Motorola and if the matter is a criminal action, you had no reasonable cause to believe your conduct was unlawful (in each case as determined under Delaware general Corporation Law).
     8. RESTRICTIVE COVENANTS. You acknowledge that you have entered into certain Stock Option Agreements and/or Stock Option Consideration Agreements and/or Restricted Stock Agreements and/or Restricted Stock Units Agreements with Motorola, as well as various other agreements for the protection of Motorola’s confidential proprietary information, and agree that such agreements, including but not limited to the non-disclosure, non-competition and non-solicitation provisions therein, continue in full force and effect according to their terms.
     9. CONFIDENTIALITY OF AGREEMENT. You agree to keep the existence and terms of this Agreement confidential, unless required by law to disclose this information, or except as needed to be disclosed to your spouse, legal counsel, financial advisors, outplacement firm, creditors, or anyone preparing your tax returns.
     10. RETURN OF MOTOROLA PROPERTY. You further agree to return to Motorola by your Transition Date all Motorola property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Motorola and non-Motorola locations, including but not limited to information stored electronically on computer hard drives or disks.
     11. NEW EMPLOYMENT. You agree that you will immediately inform Motorola of (i) the identity of any new employment, start-up business or self-employment in which you have engaged or will engage between the Transition Date and November 14, 2010 (the “Notice Period”), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Motorola to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such information to Motorola as it may from time to time reasonably request in order to determine your compliance with this Agreement.
     12. BREACH OF AGREEMENT.
(a) You acknowledge that Motorola’s agreement to make the payments set forth in Paragraph 2 above is conditioned upon your faithful performance of your obligations pursuant to Paragraphs 7, 8, 10 and 11 of this Agreement, and you agree to repay to Motorola all sums received from Motorola under Paragraph 2, less One Thousand Dollars ($1,000.00), if you breach any of your obligations under Paragraphs 7, 8, 10 or 11 of this Agreement or the agreements referenced in Paragraph 8. You further agree that in addition to any other remedies available in law and/or equity, all of your vested and unvested stock options will terminate and no longer be exercisable, and for all stock options exercised within two years prior to your Separation Date or anytime after your Separation Date, you will immediately pay to Motorola the difference between the exercise price on the date of grant as reflected in the Award Document and the market price on the date of exercise (the “spread”) for each affected stock option grant. The above remedies are in addition to and cumulative with any other rights and remedies Motorola may have pursuant to this Agreement and/or in law and/or equity, including the recovery of liquidated damages. In any dispute regarding this Agreement, each party will pay its own fees and costs.
(b) You acknowledge that the harm caused to Motorola by the breach or anticipated breach of Paragraph 7, 8, 10 or 11 of this Agreement will be irreparable and you agree Motorola may obtain injunctive relief against you in addition to and cumulative with any other legal or equitable rights and remedies Motorola may have pursuant to this Agreement or law, including the recovery of liquidated damages. You agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 15 below, will, at the request of Motorola, be entered on consent and enforced by any such court having jurisdiction over you. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
(c) This Agreement (which includes the agreements referenced in Paragraph 8) is your entire agreement with Motorola regarding the subject matter. No waiver of any breach of any provision of this Agreement by Motorola shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 15 below to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of your prior agreements, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. You also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, you affirmatively state that you have not, will not and cannot rely on any representations not expressly made herein.
     13. NON-ADMISSION/GENERAL RELEASE. You and Motorola agree that, in exchange for the payments and other terms described above, Motorola is not admitting to any wrongdoing or unlawful action in its dealing with you and you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from Motorola or any notice regarding your separation, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under any retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or the Employee Retirement Income Security Act. If you are employed in Pennsylvania, however, you are not waiving any claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand that by signing this General Release you are not releasing any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination.
     14. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this 21-day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Jill A. Goldy, Corporate Vice President, Law — Labor and Employment, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196. Any alterations to this Agreement must be in writing, signed by both parties.
     15. GOVERNING LAW/VENUE. You and Motorola agree that this Agreement is governed by the laws of Illinois, without giving effect to principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. You accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement.

RUTH FATTORI	MOTOROLA, INC.

/s/ Ruth A. Fattori	By:	/s/ Gregory Q. Brown

Date:	December 20, 2007	Date:	December 20, 2007

ATTACHMENT A
In consideration for the promises made by Motorola in the Agreement to which this is Attachment A, you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from Motorola, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under the Elected Officers Supplemental Retirement Plan or any other retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand by signing this General Release you are not releasing any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination. You further agree that you have had sufficient time (at least 21 days) to consider the attached Agreement and you were advised to consult with an attorney, if desired, before signing below. This Attachment A will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Jill A. Goldy, Corporate Vice President, Law — Labor and Employment, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196.
Agreed to and accepted by:

RUTH FATTORI

Date:

(to be signed after November 14, 2008 and before December 14, 2008)

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